UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                       International Sports Wagering, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    460342108
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 460342108                    13G                          Page 2 of 12

--------------------------------------------------------------------------------
   |
1  |  NAME OF REPORTING PERSON
   |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   |
   |                            Woodland Partners
   |
--------------------------------------------------------------------------------
   |
2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   |
   |                                                                     (a) |X|
   |
   |                                                                     (b) |_|
   |
--------------------------------------------------------------------------------
   |
3  |  SEC USE ONLY
   |
--------------------------------------------------------------------------------
   |
4  |  CITIZENSHIP OR PLACE OF ORGANIZATION
   |                                                                    New York
   |
--------------------------------------------------------------------------------
                        |     |
                        |  5  |  SOLE VOTING POWER
                        |     |       154,516 shares                        2.0%
                        |     |
                        --------------------------------------------------------
        Number of       |     |
         Shares         |  6  |  SHARED VOTING POWER
      Beneficially      |     |       443,215 shares                        5.7%
        Owned By        |     |
          Each          --------------------------------------------------------
        Reporting       |     |
         Person         |  7  |  SOLE DISPOSITIVE POWER
          With          |     |       154,516 shares                        2.0%
                        |     |
                        --------------------------------------------------------
                        |     |
                        |  8  |  SHARED DISPOSITIVE POWER
                        |     |       443,215 shares                        5.7%
                        |     |
--------------------------------------------------------------------------------
   |
9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   |       597,731 shares
   |
--------------------------------------------------------------------------------
   |
10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   |
   |                                                                         |_|
   |
--------------------------------------------------------------------------------
   |
11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   |                                                                        7.7%
   |
--------------------------------------------------------------------------------
   |
12 |  TYPE OF REPORTING PERSON*
   |
   |                                    PN
   |
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                   13G                          Page 3 of 12


--------------------------------------------------------------------------------
  |
1 |   NAME OF REPORTING PERSON
  |   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  |
  |                               Seneca Ventures
  |
--------------------------------------------------------------------------------
  |
2 |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
  |
  |                                                                      (a) |X|
  |
  |                                                                      (b) |_|
  |
--------------------------------------------------------------------------------
  |
3 |   SEC USE ONLY
  |
--------------------------------------------------------------------------------
  |
4 |   CITIZENSHIP OR PLACE OF ORGANIZATION
  |
  |                                                                     New York
  |
--------------------------------------------------------------------------------
                     |     |
                     |  5  |  SOLE VOTING POWER
                     |     |       0 shares                                   0%
                     |     |
                     -----------------------------------------------------------
        Number of    |     |
         Shares      |  6  |  SHARED VOTING POWER
      Beneficially   |     |       0 shares                                   0%
        Owned By     |     |
          Each       -----------------------------------------------------------
        Reporting    |     |
         Person      |  7  |  SOLE DISPOSITIVE POWER
          With       |     |       0 shares                                   0%
                     |     |
                     -----------------------------------------------------------
                     |     |
                     |  8  |  SHARED DISPOSITIVE POWER
                     |     |       0 shares                                   0%
                     |     |
--------------------------------------------------------------------------------
   |
9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   |       0 shares
   |
--------------------------------------------------------------------------------
   |
10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   |                                                                         |_|
   |
--------------------------------------------------------------------------------
   |
11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   |                                                                          0%
   |
--------------------------------------------------------------------------------
   |
12 |  TYPE OF REPORTING PERSON*
   |                                    PN
   |
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                   13G                          Page 4 of 12


--------------------------------------------------------------------------------
  |
1 |   NAME OF REPORTING PERSON
  |   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  |
  |                          Woodland Venture Fund
  |
--------------------------------------------------------------------------------
  |
2 |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
  |
  |                                                                      (a) |X|
  |
  |                                                                      (b) |_|
  |
--------------------------------------------------------------------------------
  |
3 |   SEC USE ONLY
  |
--------------------------------------------------------------------------------
  |
4 |   CITIZENSHIP OR PLACE OF ORGANIZATION
  |
  |                                                                     New York
  |
--------------------------------------------------------------------------------
                     |     |
                     |  5  |  SOLE VOTING POWER
                     |     |       0 shares                                   0%
                     |     |
                     -----------------------------------------------------------
        Number of    |     |
         Shares      |  6  |  SHARED VOTING POWER
      Beneficially   |     |       0 shares                                   0%
        Owned By     |     |
          Each       -----------------------------------------------------------
        Reporting    |     |
         Person      |  7  |  SOLE DISPOSITIVE POWER
          With       |     |       0 shares                                   0%
                     |     |
                     -----------------------------------------------------------
                     |     |
                     |  8  |  SHARED DISPOSITIVE POWER
                     |     |       0 shares                                   0%
                     |     |
--------------------------------------------------------------------------------
   |
9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   |       0 shares
   |
--------------------------------------------------------------------------------
   |
10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   |                                                                         |_|
   |
--------------------------------------------------------------------------------
   |
11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   |                                                                          0%
   |
--------------------------------------------------------------------------------
   |
12 |  TYPE OF REPORTING PERSON*
   |                                    PN
   |
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                   13G                          Page 5 of 12


--------------------------------------------------------------------------------
  |
1 |   NAME OF REPORTING PERSON
  |   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  |
  |                               Barry Rubenstein
  |
--------------------------------------------------------------------------------
  |
2 |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
  |
  |                                                                      (a) |X|
  |
  |                                                                      (b) |_|
  |
--------------------------------------------------------------------------------
  |
3 |   SEC USE ONLY
  |
--------------------------------------------------------------------------------
  |
4 |   CITIZENSHIP OR PLACE OF ORGANIZATION
  |
  |                                                                United States
  |
--------------------------------------------------------------------------------
                     |     |
                     |  5  |  SOLE VOTING POWER
                     |     |       143,064 shares                           1.8%
                     |     |
                     -----------------------------------------------------------
        Number of    |     |
         Shares      |  6  |  SHARED VOTING POWER
      Beneficially   |     |       464,667 shares                           5.9%
        Owned By     |     |
          Each       -----------------------------------------------------------
        Reporting    |     |
         Person      |  7  |  SOLE DISPOSITIVE POWER
          With       |     |       143,064 shares                           1.8%
                     |     |
                     -----------------------------------------------------------
                     |     |
                     |  8  |  SHARED DISPOSITIVE POWER
                     |     |       454,667 shares                           5.9%
                     |     |
--------------------------------------------------------------------------------
   |
9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   |       597,731 shares
   |
--------------------------------------------------------------------------------
   |
10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   |                                                                         |_|
   |
--------------------------------------------------------------------------------
   |
11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   |                                                                        7.7%
   |
--------------------------------------------------------------------------------
   |
12 |  TYPE OF REPORTING PERSON*
   |                                    IN
   |
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                   13G                          Page 6 of 12


--------------------------------------------------------------------------------
  |
1 |   NAME OF REPORTING PERSON
  |   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  |
  |                               Marilyn Rubenstein
  |
--------------------------------------------------------------------------------
  |
2 |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
  |
  |                                                                      (a) |X|
  |
  |                                                                      (b) |_|
  |
--------------------------------------------------------------------------------
  |
3 |   SEC USE ONLY
  |
--------------------------------------------------------------------------------
  |
4 |   CITIZENSHIP OR PLACE OF ORGANIZATION
  |
  |                                                                United States
  |
--------------------------------------------------------------------------------
                     |     |
                     |  5  |  SOLE VOTING POWER
                     |     |       169,243 shares                           2.2%
                     |     |
                     -----------------------------------------------------------
        Number of    |     |
         Shares      |  6  |  SHARED VOTING POWER
      Beneficially   |     |       428,488 shares                           5.5%
        Owned By     |     |
          Each       -----------------------------------------------------------
        Reporting    |     |
         Person      |  7  |  SOLE DISPOSITIVE POWER
          With       |     |       169,243 shares                           2.2%
                     |     |
                     -----------------------------------------------------------
                     |     |
                     |  8  |  SHARED DISPOSITIVE POWER
                     |     |       428,488 shares                           5.5%
                     |     |
--------------------------------------------------------------------------------
   |
9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   |       597,731 shares
   |
--------------------------------------------------------------------------------
   |
10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   |                                                                         |_|
   |
--------------------------------------------------------------------------------
   |
11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   |                                                                        5.7%
   |
--------------------------------------------------------------------------------
   |
12 |  TYPE OF REPORTING PERSON*
   |                                    PN
   |
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                   13G                          Page 7 of 12

--------------------------------------------------------------------------------
  |
1 |   NAME OF REPORTING PERSON
  |   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  |
  |            The Marilyn and Barry Rubenstein Family Foundation
  |
--------------------------------------------------------------------------------
  |
2 |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
  |
  |                                                                      (a) |X|
  |
  |                                                                      (b) |_|
  |
--------------------------------------------------------------------------------
  |
3 |   SEC USE ONLY
  |
--------------------------------------------------------------------------------
  |
4 |   CITIZENSHIP OR PLACE OF ORGANIZATION
  |
  |                                                                     New York
  |
--------------------------------------------------------------------------------
                     |     |
                     |  5  |  SOLE VOTING POWER
                     |     |       130,000 shares                           1.7%
                     |     |
                     -----------------------------------------------------------
        Number of    |     |
         Shares      |  6  |  SHARED VOTING POWER
      Beneficially   |     |       467,731 shares                           6.0%
        Owned By     |     |
          Each       -----------------------------------------------------------
        Reporting    |     |
         Person      |  7  |  SOLE DISPOSITIVE POWER
          With       |     |       130,000 shares                           1.7%
                     |     |
                     -----------------------------------------------------------
                     |     |
                     |  8  |  SHARED DISPOSITIVE POWER
                     |     |       467,731 shares                           6.0%
                     |     |
--------------------------------------------------------------------------------
   |
9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   |       597,731 shares
   |
--------------------------------------------------------------------------------
   |
10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   |                                                                         |_|
   |
--------------------------------------------------------------------------------
   |
11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   |                                                                        7.7%
   |
--------------------------------------------------------------------------------
   |
12 |  TYPE OF REPORTING PERSON*
   |                                    OO
   |
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                   13G                          Page 8 of 12


--------------------------------------------------------------------------------
  |
1 |   NAME OF REPORTING PERSON
  |   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  |
  |                         Woodland Services Corp.
  |
--------------------------------------------------------------------------------
  |
2 |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
  |
  |                                                                      (a) |X|
  |
  |                                                                      (b) |_|
  |
--------------------------------------------------------------------------------
  |
3 |   SEC USE ONLY
  |
--------------------------------------------------------------------------------
  |
4 |   CITIZENSHIP OR PLACE OF ORGANIZATION
  |
  |                                                                     New York
  |
--------------------------------------------------------------------------------
                     |     |
                     |  5  |  SOLE VOTING POWER
                     |     |       908 shares                              0.01%
                     |     |
                     -----------------------------------------------------------
        Number of    |     |
         Shares      |  6  |  SHARED VOTING POWER
      Beneficially   |     |       596,823 shares                           7.7%
        Owned By     |     |
          Each       -----------------------------------------------------------
        Reporting    |     |
         Person      |  7  |  SOLE DISPOSITIVE POWER
          With       |     |       908 shares                              0.01%
                     |     |
                     -----------------------------------------------------------
                     |     |
                     |  8  |  SHARED DISPOSITIVE POWER
                     |     |       596,823 shares                           7.7%
                     |     |
--------------------------------------------------------------------------------
   |
9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   |       597,731 shares
   |
--------------------------------------------------------------------------------
   |
10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   |                                                                         |_|
   |
--------------------------------------------------------------------------------
   |
11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   |                                                                        7.7%
   |
--------------------------------------------------------------------------------
   |
12 |  TYPE OF REPORTING PERSON*
   |                                    CO
   |
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                   13G                          Page 9 of 12


--------------------------------------------------------------------------------
  |
1 |   NAME OF REPORTING PERSON
  |   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  |
  |                             Brian Rubenstein
  |
--------------------------------------------------------------------------------
  |
2 |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
  |
  |                                                                      (a) |X|
  |
  |                                                                      (b) |_|
  |
--------------------------------------------------------------------------------
  |
3 |   SEC USE ONLY
  |
--------------------------------------------------------------------------------
  |
4 |   CITIZENSHIP OR PLACE OF ORGANIZATION
  |
  |                                                                United States
  |
--------------------------------------------------------------------------------
                     |     |
                     |  5  |  SOLE VOTING POWER
                     |     |       0 shares                                   0%
                     |     |
                     -----------------------------------------------------------
        Number of    |     |
         Shares      |  6  |  SHARED VOTING POWER
      Beneficially   |     |       130,000 shares                           1.7%
        Owned By     |     |
          Each       -----------------------------------------------------------
        Reporting    |     |
         Person      |  7  |  SOLE DISPOSITIVE POWER
          With       |     |       0 shares                                   0%
                     |     |
                     -----------------------------------------------------------
                     |     |
                     |  8  |  SHARED DISPOSITIVE POWER
                     |     |       130,000 shares                           1.7%
                     |     |
--------------------------------------------------------------------------------
   |
9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   |       130,000 shares
   |
--------------------------------------------------------------------------------
   |
10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   |                                                                         |_|
   |
--------------------------------------------------------------------------------
   |
11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
   |
12 |  TYPE OF REPORTING PERSON*
   |                                    IN
   |
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 4.   Ownership.

     On July 2, 1997, each of Woodland Venture Fund and Seneca Ventures distributed all of their shares of Common Stock of International Sports Wagering, Inc. to their respective partners on a pro rata basis based upon such partners' respective ownership interests. In such distribution, Barry Rubenstein received 96,900 shares of Common Stock from Woodland Venture Fund and 46, 164 shares of Common Stock from Seneca Ventures, Woodland Services Corp. received 473 shares of Common Stock from Seneca Ventures and 435 shares of Common Stock from Woodland Venture Fund and Marilyn Rubenstein received 26,985 shares of Common Stock from Seneca Ventures.

     1.   Woodland Partners:
          (a)  Amount Beneficially Owned: 597,731 shares.
          (b)  Percent of Class: 7.7%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 154,516 shares.
               (ii)  shared power to vote or direct the vote: 443,215 shares.(1)
               (iii) sole power to dispose or direct the disposition of:
                     154,516 shares.
               (iv)  shared power to dispose or direct the disposition of:
                     443,215 shares.(1)

     2.   Seneca Ventures:
          (a)  Amount Beneficially Owned: 0 shares.
          (b)  Percent of Class: 0%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.(1)
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv) shared power to dispose or direct the disposition of: 0 shares.(1)

     3.   Woodland Venture Fund
          (a)  Amount Beneficially Owned: 0 shares.
          (b)  Percent of Class: 0%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.(1)
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv) shared power to dispose or direct the disposition of: 0 shares.(1)

     4.   Barry Rubenstein:
          (a)  Amount Beneficially Owned: 597,731 shares.
          (b)  Percent of Class: 7.7%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 143,064 shares.
               (ii)  shared power to vote or direct the vote: 454,667 shares.(1)

--------

     (1) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

               (iii) sole power to dispose or direct the disposition of:
                     143,064 shares.
               (iv)  shared power to dispose or direct the disposition of:
                     454,667 shares.(1)

     5.   Marilyn Rubenstein:
          (a)  Amount Beneficially Owned: 597,731 shares.
          (b)  Percent of Class: 7.7%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 169,243 shares.
               (ii)  shared power to vote or direct the vote: 428,488 shares.(1)
               (iii) sole power to dispose or direct the disposition of:
                     169,243 shares.
               (iv)  shared power to dispose or direct the disposition of:
                     428,488 shares.(1)

     6.   The Marilyn and Barry Rubenstein Family Foundation:

          (a)  Amount Beneficially Owned: 597,731 shares.

          (b)  Percent of Class: 7.7%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or direct the vote: 130,000 shares.
               (ii)  shared power to vote or direct the vote: 467,731 shares.(1)
               (iii) sole power to dispose or direct the disposition of:
                     130,000 shares.
               (iv)  shared power to dispose or direct the disposition of:
                     467,731 shares.(1)

     7.   Woodland Services Corp.:
          (a)  Amount Beneficially Owned: 597,731 shares.
          (b)  Percent of Class: 7.7%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 908 shares.
               (ii)  shared power to vote or direct the vote: 596,823 shares.(1)
               (iii) sole power to dispose or direct the disposition of: 908 shares.
               (iv)  shared power to dispose or direct the disposition of:
                     596,823 shares.(1)

     8.   Brian Rubenstein:
          (a)  Amount Beneficially Owned: 130,000 shares.
          (b)  Percent of Class: 1.7%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 130,000 shares.(1)
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared power to dispose or direct the disposition of:
                     130,000 shares.(1)

                                   SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: July 11, 1997


                                        s/Barry Rubenstein
                                        ---------------------------------------
                                        Barry Rubenstein, Individually, as
                                        General Partner on behalf of Woodland
                                        Partners, Seneca Ventures, and Woodland
                                        Venture Fund, as President of Woodland
                                        Services Corp. and as a Trustee of The
                                        Marilyn and Barry Rubenstein Family
                                        Foundation



                                        s/Marilyn Rubenstein
                                        ---------------------------------------
                                        Marilyn Rubenstein



                                        *
                                        ---------------------------------------
                                        Brian Rubenstein




*By: s/Barry Rubenstein
     ----------------------
     Barry Rubenstein
     Attorney-in-Fact


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)